PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                       OF

                                  MENTOR FUNDS


      This constitutes the PLAN OF DISTRIBUTION of Mentor Funds (the "Trust") on behalf of the series of shares of beneficial interest of the Trust identified on Exhibit A attached hereto and made a part hereof (each, a "Portfolio").
      1. Each Portfolio shall pay to the principal underwriter of the Portfolio's shares (the "Distributor") a fee for services performed and expenses incurred in respect of the distribution of shares of the Portfolio, or, where applicable, of a class of shares of the Portfolio specified in Exhibit A, at the annual rate set forth opposite the Portfolio's name on Exhibit A of such Portfolio's average daily net assets attributable to its shares, or to such class of shares, such fee to be calculated and accrued daily and paid monthly.

      2. The amount set forth in paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the shares of the Portfolio (or of the applicable class of shares of any such Portfolio, as the case may be) in accordance with the Distribution Agreement between the Distributor and the Trust and may be spent by the Distributor or its agents on any activities or expenses related to the sale and repurchase of the shares of the Portfolio (or any such class of shares, as the case may be), including, but not limited to, commissions and other compensation to persons who engage in or support distribution and repurchase of shares; printing of prospectuses and reports for other than existing shareholders; advertising; preparation and distribution of sales literature; and overhead, travel, and telephone expenses.

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      3. This Plan shall not take effect  until it has been  approved,  together with any related agreements, by votes of a majority of both (a) the Trustees and
(b) those Trustees who are not "interested persons" of the Trust (as defined in the Investment Company Act of 1940, as amended) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

      4. This Plan shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

      5. Any person authorized to direct the disposition of monies paid or payable by a Portfolio pursuant to this Plan or any related agreement shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      6. This Plan may be terminated at any time in respect of any or all of the Portfolios by vote of a majority of the Rule 12b-1 Trustees or, in respect of a Portfolio, by vote of that Portfolio's shares constituting a majority of the outstanding voting securities of such Portfolio (or the class of shares in question, as the case may be).


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      7. This Plan may not be  amended  to  increase  materially  the  amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the affected Portfolio or class of Portfolio, as the case may be, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval of this Plan in paragraph 3 hereof.

      8. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of the Trust shall be committed to the discretion of the Trustees who are themselves not interested persons

      9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of execution this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

      A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any Portfolio of the Trust but are binding only upon the assets and property of the relevant Portfolio of the Trust.


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                                    EXHIBIT A

                                        Class of Shares              12b-1 Fee
                                        ---------------              ----------

      Mentor Growth Portfolio                   B                       0.75%
      Mentor Capital Growth Portfolio           B                       0.75%
      Mentor Strategy Portfolio                 B                       0.75%
      Mentor Income and Growth Portfolio        B                       0.75%
      Mentor Perpetual Global Portfolio         B                       0.75%
      Mentor Quality Income Portfolio           B                       0.50%
      Mentor Municipal Income Portfolio         B                       0.50%
      Mentor Short-Duration Income Portfolio    B                       0.30%
      Mentor Balanced Portfolio                 B                       0.75%
      Mentor Growth Opportunities Portfolio     B                       0.75%
      Mentor High Income Portfolio              B                       0.50%
      Mentor Asset Allocation Portfolio         B                       0.75%
      Mentor High Yield Portfolio               B                       0.50%
      Mentor Perpetual Global Emerging          B                       0.75%
         Companies Portfolio
      Mentor Value Portfolio                    B                       0.75%
      Mentor U.S. Gov. MM Portfolio             Retail                  0.38%
      Mentor MM Portfolio                       Retail                  0.38%
      Mentor Tax-Exempt MM Portfolio            Retail                  0.33%